COMPUTATION OF PER SHARE EARNINGS


                                Nine Months Ended       Three Months Ended
                                   September 30            September 30
                                1994          1993      1994          1993
                                __________________      __________________

                              (Thousands of dollars, except per share data)

PRIMARY
 Average shares outstanding   30,921,919  30,644,567  30,987,827  30,625,787
 Net effect of stock
  options - based on the
  treasury stock method
  using average market price     (1)         (1)         (1)         (1)
                              __________  __________  __________  __________
         TOTAL                30,921,919  30,644,567  30,987,827  30,625,787
                              ==========  ==========  ==========  ==========

 Net income (loss)               $42,672   ($241,971)    $14,292       ($446)
                                 =======   ==========    =======       ======

    Per-share amount               $1.38      ($7.90)      $0.46      ($0.01)
                                   =====      =======      =====      =======

FULLY DILUTED
 Average shares outstanding   30,921,919  30,644,567  30,987,827  30,625,787
 Net effect of dilutive
  stock options - based
  on the treasury stock
  method using the average
  quarterly market price,
  if higher than exercise
  price                          152,755      67,947     228,789      50,111
                              __________  __________  __________  __________

         TOTAL                31,074,674  30,712,514  31,216,616  30,675,898
                              ==========  ==========  ==========  ==========

Net income (loss)                $42,672   ($241,971)    $14,292       ($446)
                                 =======   ==========    =======       ======

Per-share amount                   $1.37      ($7.88)      $0.46      ($0.01)
                                   =====      =======      =====      =======


 (1) Incremental number of shares excluded from calculation since they do not have a dilutive effect.



                                     EXHIBIT 11